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                                                                   Exhibit 10.37




FIRST ORIGINAL

                                  ----------------------------------------------
                                  Norwegian Shipbrokers' Association's Memo-
MEMORANDUM OF AGREEMENT           randum of Agreement for sale and purchase of
                                  ships. Adopted by The Baltic and International
                                  Maritime Council (BIMCO) in 1956
                                                  Code-name
Dated: 7th May 2001                             SALEFORM 1993
                                  Revised 1966, 1983 and 1986/87.
                                  ----------------------------------------------

Scanobo Challenger Shipping Corp., Monrovia hereinafter called the Sellers, have agreed to sell, and General Maritime Corporation, a Marshall Islands Corporation hereinafter called the Buyers, have agreed to buy

Name: SCF Challenger

Classification Society/Class: DNV BC HC/E or Tanker for oil ESP PP3 EO

Built: 1991             By: Hyundai Heavy Industries, Ulsan, South Korea

Flag: Liberian          Place of Registration: Monrovia, Liberia

Call Sign: ELNX6        Grt/Nrt: 57082/25449

Register Number: 9477

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, telefax and other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. Purchase Price USD 29,220,000 (United States Dollars twenty nine million, two hundred and twenty thousand)

2.    Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10 % (ten per cent) of the Purchase Price within 3 (Three) banking days from the date of this Agreement being signed on the fax and all subjects lifted, whichever the later. This deposit shall be placed with Sellers New York Bank and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.    Payment

The said Purchase Price shall be paid in exchange for the delivery documents reasonably required by the buyers in full free of bank charges to Sellers New York Bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5. The day on which the notice of readiness is given shall not be included for the purpose of counting the number of days in the preceeding sentence.
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4.    Inspections

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in Brazil on April 2001 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.    Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 15,7, 5 , and 3 days approximate notice of the estimated time of arrival at the intended place of underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect ready for delivery in accordance with this Agreement including documentation reasonably required for registration, the Sellers shall give the Buyers a written Notice of Readiness for delivery, by facsimile and e-mail

b) The Vessel shall be delivered and taken over charter and cargo free safely afloat at one accessible berth at/in one safe port in the United States East Coast / United States Gulf / UK or Cont/Med not east of Greece range (which port must be suitable for and where a class approved diver and surveyor are located. It is expected that such port will be the next discharge port (or other mutually agreed place) after the Buyers IPO is completed (see clause 21) in the Sellers' option.

      Expected time of delivery:

      Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14); 60 Days after the Buyers IPO completed as per clause 21 herein, in Buyers option

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.
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      If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.    Drydocking/Divers Inspection See Clause 17

7.    Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions and publications shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Unitor Gas Bottles

Videotol Library

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and unbroached sealed drums or storage tanks and pay the sellers net purchase price including discounts (excluding barging expenses). Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price. The Sellers shall provide copies of such invoices together with the proposed documents as provided in clause 3

8.    Documentation

The place of closing: New York

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents namely: See clause 22

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9.    Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.   Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.   Condition on delivery See clause 18

The vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

12.   Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.   Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.   Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5
a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.   Buyers' representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at to be agreed on or about to be agreed.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.

16.   Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply. Clauses 17 - 22 inclusive attached hereto are to form an integral part of this agreement

This document is a computer generated copy of "SALEFORM 1993", printed by authority or the Norwegian Shipbrokers' Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visable. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers' Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

                   ADDITIONAL CLAUSES TO M/V "SCF CHALLENGER"
                             MOA DATED 7th MAY 2001

Clause 17

The vessel is to be delivered freshly drydocked and with DNV special survey passed. Buyers have the right to attend the drydock at their own risk and expense without the interference to Sellers works and to be permitted to paint the vessel and carry out other minor works whilst the ship is in drydock. Any works ordered by the Buyer shall always be for Buyers costs but shall be coordinated not to interfere with the Sellers works and never to delay the Sellers schedules or the delivery of the Vessel. Any Buyers work is subject to the permission of the sellers which not to be unreasonably withheld.

a) In the event that the Sellers works are completed prior to the Buyers completing their painting / other works, then the Sellers shall have the right to tender notice of readiness for delivery or would be but for the Buyers works. In the event that the buyers take delivery of the vessel in the drydock then the cost of docking and undocking the vessel are to remain for the sellers account and the buyers will be responsible for any drydock dues from the time of delivery until the vessel is undocked. If Sellers works are completed prior to the Buyers works, if any but the Buyers works are completed prior to the expiration of the 3 days Notice of Readiness, then it shall be the Sellers responsibility to shift the Vessel from the drydock to the place of delivery but only provided this can be completed prior to the expiry of the 3 day period.

b) It the buyers accept delivery of the vessel in drydock, the sellers shall deliver to the buyers at the time of closing evidence that the drydock, shipyard or other similar facility has waived any right to detain, arrest or attach the vessel for any financial obligation of the sellers to such drydock, shipyard or other similar facility.

Clause 18

The class and national and international trading certificates including Solas, IMS, and IMO are to be clean, valid and unextended for at least 6 months from the date of delivery of the Vessel, and any continuous survey cycles are to be up to date without extensions, recommendations or exceptions by Class at the time of delivery.

At the time of delivery, the vessel will be in Class without any recommendation or notation affecting class.

The vessel will be in such a condition that neither the port state nor flag state authorities at the port where the vessel shall be delivered to the Buyers shall detain the Vessel from departing by reason of any physical deficiencies.
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                   ADDITIONAL CLAUSES TO M/V "SCF CHALLENGER"
                             MOA DATED 7TH MAY 2001

Clause 19

Buyers are to employ crew and officers including Master, First Mate, and Chief Engineer for a minimum of two years from delivery on such terms and conditions mutually agreed to Buyers and Unicom Cyprus based on separate crew management agreement. Unicom are to have the option to terminate the crew management agreement, ship by ship on giving three months notice for each ship, which may be given not less than 12 months from delivery.

Clause 20

Vessel is not obliged to deliver free of slops.

Clause 21

This Memorandum of Agreement is subject to the buyer completing an initial public offering of its Common Stock, par value US$.01 per share not later than 15th June, 2001

Clause 22

                          SCHEDULE OF CLOSING DOCUMENTS

DOCUMENTS TO BE DELIVERED BY THE SELLER:

      (ii) Bill of Sale (four executed original counterparts) transferring title of the Vessel to the Buyers free from all encumbrances, maritime liens, or any other debts and claims, duly acknowledged and authenticated as required by _____________law.

      2) Commercial Invoice describing the Vessel, the date of the MOA and the price, excluding bunkers and lubricants.

      3)    Bunkers Invoice with copies of supports.

      4) Resolutions of each of the Board of Directors and of the shareholders certified by the corporate Secretary and authenticated by a Notary Public:

            (i) approving and ratifying the execution of the Memorandum of Agreement to sell the Vessel to the Buyer, and
            (ii) authorizing the Seller's offices or attorneys-in-fact to execute and deliver the (a) Bill of Sale, (b) the Protocol of Delivery and (c) any other delivery documents required under the Memorandum of Agreement or described in this schedule, or otherwise necessary or convenient for the purpose of concluding this sale.

      5)    Power of Attorney duly authenticated by a Notary Public
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                   ADDITIONAL CLAUSES TO M/V "SCF CHALLENGER"
                             MOA DATED 7TH MAY 2001

      6) Copies certified by the corporate Secretary of Articles of Incorporation and By-laws.

      7) Certificate from the Vessel's classification society dated not more than two (2) banking days prior to the expected date of delivery, confirming the vessel is in Class without outstanding recommendations, exceptions or notations as to Class.

      12)   Certificate of Corporate Good Standing of the Seller.

      13) Permission for Sale of Liberian Vessel from the Liberian Deputy Commissioner of Maritime Affairs in New York dated within the statutory validity date.

      14) Certificate of Ownership and Encumbrance from the Liberian Deputy Commissioner of Maritime Affairs in New York dated on the delivery date confirming that the vessel is free of recorded mortgages, liens or other encumbrances.

      15)   Seller's confirmation that, to the best of their knowledge the
            Vessel:

            (i) Has not sustained grounding damage to her underwater parts since her most recent drydocking.
            (ii) Is not blacklisted by the United States of America or any other government, state, country or political sub-division thereof.

      16)   Protocol of Delivery and Acceptance.

      17) If the vessel is not re-registered in Liberia, Letter of undertaking to furnish Deletion Certificate to the Buyers within 30 days after the vessels delivery from the seller.

DOCUMENTS TO BE DELIVERED BY THE BUYER:

      1) Resolutions of the Board of Directors certified by the corporate Secretary and authenticated by a Notary Public:

            (i)   Approving and ratifying the execution of the Memorandum of
                  Agreement to purchase the Vessel from the Seller, and
            (ii)  Authorizing an Officer or any attorney-in-fact to accept the
                  Bill of Sale and execute the (a) Protocol of Delivery, and Acceptance (b) instructions to the Seller's bank to pay the ten percent contract deposit to the order of the Seller and
                  (c) any other delivery documents required pursuant to the MOA or described in this schedule or otherwise necessary or convenient to conclude the purchase of the Vessel.; and
            (iii) Authorising an Officer or any attorney-in-fact to documents the Vessel under the laws of the Republic of ________________.
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                   ADDITIONAL CLAUSES TO M/V "SCF CHALLENGER"
                             MOA DATED 7TH MAY 2001

      2)    Powers of Attorney duly authenticated by a Notary Public.

      3) Instructions to the Seller's bank authorising the release of the ten percent deposit to the order of the Seller's and any accrued interest to the order of the Buyer.

      4) Payment confirmation of balance of (i) 90% purchase price and (ii) bunkers and lubricants, in a manner to be mutually agreed.


                                        /s/ Yuri Privalov

                                        Yuri Privalov
                                        AS AGENTS
                                        FIONA MARITIME AGENCIES LTD

/s/ Peter C. Georgiopoulos

For the Buyers                          For the Sellers

General Maritime Corporation            Scanobo Challenger Shipping Corp.,
A Marshall Islands Corporation          Monrovia